UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240. 14a-12

ABIOMED, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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ABIOMED, Inc.

22 Cherry Hill Drive

Danvers, MA 01923

Supplement dated July 31, 2009 to

Proxy Statement dated July 10, 2009

Dear Stockholder:

We have previously mailed to you proxy materials in connection with the solicitation of proxies to be voted at our 2009 Annual Meeting of Stockholders to be held on Wednesday, August 12, 2009, including our proxy statement dated July 10, 2009, containing important information about the items of business to be considered at the Annual Meeting.

Following its review of the recent RiskMetrics Group analysis of the proposals to be submitted to stockholders at our 2009 Annual Meeting of Stockholders, on July 30, 2009, the Board of Directors of ABIOMED, Inc. approved an amendment to our 2008 Stock Incentive Plan to reduce the proposed increase in the number of shares subject to the 2008 Stock Incentive Plan from 1,800,000 to 1,600,000. Accordingly, proposal two is hereby amended and restated as follows: “2. To consider and vote upon a proposal to approve an amendment to our 2008 Stock Incentive Plan, which would increase by 1,600,000 shares the number of shares of Common Stock that we may issue under our Plan.” The proposed 1,600,000 share increase will reduce the potential dilutive impact of the 2008 Stock Incentive Plan on other stockholders as compared to the originally proposed 1,800,000 share increase. The 2008 Stock Incentive Plan, as so amended, remains subject to stockholder approval at the 2009 Annual Meeting of Stockholders.

Our Board of Directors recommends that stockholders vote FOR the proposed amendment to the 2008 Stock Incentive Plan as revised.

Voting Instructions

If you have already voted your shares and do not wish to change your vote, no further action is necessary. You do not need to submit a new proxy unless you wish to change your vote.

If you wish to change your vote, you can do this in three ways. You can complete and submit a new proxy card to us and this new proxy will replace your earlier dated card. You can send us a written notice stating that you would like to revoke your proxy. Finally, you can attend the annual meeting and vote in person.

This supplement to the proxy statement should be read together with the proxy statement. The information contained in this supplement replaces and supersedes any inconsistent information in the proxy statement.